Exhibit 99.1

DEFINITIONS AND USE OF CERTAIN TERMS

As used in this Current Report on Form 8-K (this “Report”), unless the context indicates otherwise, (i) “Existing Credit Facility” refers to the Credit Agreement, dated as of December 9, 2004, among the borrowers party thereto, the lenders party thereto, and PNC Bank, National Association, as administrative agent, (ii) “Existing 10 3/8% Notes” refers to Aleris’s outstanding 10 3/8% Senior Secured Notes due 2010, (iii) “Existing 9% Notes” refers to Aleris’s 9% Senior Notes due 2014, (iv) “Bridge Loan Facility” refers to the new senior bridge loan facility being entered into in connection with the Financing Transactions (as defined herein), (v) “New Revolving Credit Facility” refers to the new senior secured asset-backed multi-currency revolving credit facility being entered into in connection with the Financing Transactions, (vi) “New Term Loan Credit Facility” refers to the new senior secured term loan credit facility being entered into in connection with the Financing Transactions, (vii) “New Credit Facilities” refers collectively to the New Revolving Credit Facility and the New Term Loan Credit Facility, (viii) “Corus” refers to Corus Group plc and its subsidiaries, (ix) “Corus Aluminum” refers to Corus Aluminium Rolled Products BV, Corus Aluminium NV, Corus Aluminium GmbH, Corus Aluminium Corp., Corus Hylite BV and Hoogovens Aluminium Europe Inc. and certain of their subsidiaries, Corus LP, Corus Aluminum Inc. and a 61% shareholding in Corus Aluminium Extrusions Tianjin Company Limited, which collectively comprises the downstream aluminum business of Corus, (x) “Corus Acquisition” refers to the acquisition of Corus Aluminum by Aleris from Corus, (xi) “Aleris,” “we,” “our,” “us” and the “Company” refer to Aleris International, Inc. and its subsidiaries giving effect to the pending acquisition of Corus Aluminum.

In addition, we use the term “2005 Acquisitions” in this Report to collectively refer to the acquisition of:

•	ALSCO Holdings, Inc. (“ALSCO”) on October 3, 2005 (a manufacturer and fabricator of aluminum sheet products for the building and construction industry);

•	Alumitech, Inc. (“Alumitech”) on December 12, 2005 (an aluminum recycler and salt cake processor);

•	Tomra Latasa Reciclagem (“Tomra Latasa”) on August 23, 2005 (a Brazilian aluminum recycler); and

•	certain assets of Ormet Corporation (“Ormet”) on December 20, 2005 (including rolling mill assets, a recycling operation and an aluminum blanking operation).

In addition we use the term “Financing Transactions” in this Report to collectively refer to the following transactions:

•	the issuance of $200.0 million of U.S. Dollar-denominated senior fixed rate notes (the “$ Senior Fixed Rate Notes”);

•	the issuance of $181.8 million of Euro-denominated senior fixed rate notes (the “€ Senior Fixed Rate Notes”);

•	the issuance of $125.0 million of U.S. Dollar-denominated senior floating rate notes (the “$ Senior Floating Rate Notes” and, together with the $ Senior Fixed Rate Notes and the € Fixed Rate Notes, the “Notes”);

•	a $750.0 million New Revolving Credit Facility;

•	a $650.0 million New Term Loan Credit Facility, consisting of U.S. Dollar borrowings of $407.6 million and Euro-based borrowings of €200.0 million (approximately $242.4 million at an exchange rate of $1.2121 at March 31, 2006);

•	a tender offer and consent solicitation for our Existing 9% Notes and our Existing 10 3/8% Notes and the repayment or discharge of any Existing 9% Notes or Existing 10 3/8% Notes that remain outstanding after such tender offer and consent solicitation;

•	the repayment of our Existing Credit Facility;

•	the payment of indebtedness relating to Corus Aluminum’s Canadian operations, which totaled approximately €37.0 million at March 31, 2006 (approximately $44.8 million at an exchange rate of $1.2121 at March 31, 2006);

•	the repayment of certain amounts outstanding under the VAW-IMCO credit facilities, which totaled $23.2 million at March 31, 2006; and

•	the payment of fees and expenses incurred in connection with these transactions.

Unless otherwise stated in this Report, references to “pro forma” balance sheet give pro forma effect to the Financing Transactions, and the Corus Acquisition, as if they had occurred on March 31, 2006, and references to “pro forma” results of operations and cash flow data give pro forma effect to the operating results of the 2005 Acquisitions, excluding the acquisition of certain assets of Ormet, and the Corus Acquisition on a combined basis as if they occurred on January 1, 2005.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined balance sheet as of March 31, 2006, and the accompanying notes thereto, have been prepared to illustrate the effects of the Financing Transactions and the Corus Acquisition on our historical financial position. The following unaudited pro forma combined statements of operations for the year ended December 31, 2005 and the three and twelve months ended March 31, 2006, and the accompanying notes thereto, have been prepared to illustrate the effects of the Financing Transactions, the 2005 Acquisitions (other than the acquisition of certain assets of Ormet) and the Corus Acquisition on our historical results of operations. The pro forma combined financial information does not include any adjustments for the acquisition of certain assets of Ormet in December 2005. The Aleris historical amounts include the results of the 2005 Acquisitions from their respective acquisition dates. The Corus Acquisition is expected to be financed with borrowings under our New Credit Facilities and Bridge Loan Facility, which we expect to enter into concurrently with the completion of the tender offer and consent solicitation of our Existing 10 3/8% Notes and Existing 9% Notes.

Corus Aluminum’s historical combined financial statements from which these pro forma combined financial statements are, in part, derived were prepared in accordance with International Financial Reporting Standards (“IFRS”) as adopted by the European Union, which differ in certain material respects from U.S. GAAP. The pro forma information for the year ended December 31, 2005 and as of and for the three and twelve months ended March 31, 2006 included elsewhere in this Report, were, in part, derived from the combined financial statements including the reconciliation from IFRS to U.S. GAAP that was included in note 36 and note 11 of Corus Aluminum’s audited and unaudited combined financial statements, respectively.

The unaudited pro forma combined balance sheet gives effect to the Financing Transactions and the Corus Acquisition as if they had occurred on March 31, 2006. The unaudited pro forma combined statements of operations for the year ended December 31, 2005 and the three and twelve months ended March 31, 2006 are presented assuming the Financing Transactions, the 2005 Acquisitions (other than the acquisition of certain assets of Ormet) and the Corus Acquisition had occurred on January 1, 2005, the first day of the 2005 fiscal year. The unaudited pro forma combined financial statements are presented for informational purposes only and do not purport to represent our financial condition or operating results had the Financing Transactions, the 2005 Acquisitions (other than the acquisition of certain assets of Ormet) and the Corus Acquisition occurred as of the respective dates indicated above. In addition, the unaudited pro forma combined financial statements do not purport to project our future financial position or operating results as of any future date or for any future period.

The following unaudited pro forma combined financial statements as of March 31, 2006 and for the year ended December 31, 2005 and the three and twelve months ended March 31, 2006 have been derived from our audited and unaudited historical consolidated financial statements, the audited and unaudited historical combined financial statements of Corus Aluminum, the audited financial statements of ALSCO and the historical unaudited financial statements of Tomra Latasa and Alumitech. The unaudited pro forma combined financial statements reflect the application of pro forma adjustments related to the 2005 Acquisitions (other than the acquisition of certain assets of Ormet), the Corus Acquisition as well as the Financing Transactions. The pro forma adjustments and certain assumptions underlying these adjustments are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma combined financial statements. The pro forma adjustments are based on preliminary estimates of the fair values of certain assets and liabilities acquired, available information and certain assumptions that we believe are reasonable and will be revised as additional information becomes available. Accordingly, the final allocation of purchase price and the resulting effect on operating results will differ from the pro forma amounts included herein, and the differences may be material. In particular, the adjustments with respect to the New Credit Facilities and Bridge Loan Facility reflect the estimated interest rate plus amortization of estimated financing costs. The final interest rate, financing costs incurred and application of borrowings will be determined on the date the Corus Acquisition closes and may differ from those reflected in the unaudited pro forma combined financial statements. In addition, the unaudited pro forma combined financial statements do not include any adjustments as a result of final valuations of the acquired long-lived tangible and intangible assets and in-process research and development of Corus Aluminum. Further, the unaudited pro forma combined statements of operations do not include any adjustments related to restructuring charges, profit improvements, potential cost savings or one-time charges which may result from the Corus Acquisition.

The unaudited pro forma combined financial information, and the accompanying notes thereto, should be read in conjunction with our historical financial statements and related notes thereto as well as the information set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included in our Annual Report on Form 10-K for the year ended December 31, 2005 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.

ALERIS INTERNATIONAL, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

MARCH 31, 2006

(in thousands)

	Aleris Historical	Corus Aluminum Historical (a)	Pro Forma Adjustments				Pro Forma Combined
			Corus Acquisition		Financing Transactions
ASSETS
Current Assets
Cash and cash equivalents	$8,254	$38,666	$(837,561	)(b)	$923,030	(i)	$46,920
					(39,898	)(j)
					(31,420	)(k)
					(14,151	)(l)
Accounts receivable, net	401,528	278,904	(1,311	)(c)			679,121
Inventories	401,365	418,538	19,000	(d)			838,903
Deferred income taxes	35,205	2,303	(7,220	)(d)			30,288
Other current assets	26,690	69,575					96,265

Total Current Assets	873,042	807,986	(827,092)		837,561		1,691,497
Property and equipment, net	535,356	571,142					1,106,498
Goodwill	154,939	18,180	82,968	(b)			225,860
			(11,780	)(d)
			14,279	(e)
			(32,726	)(f)
Intangible assets	22,563	8,485					31,048
Restricted cash	6,203						6,203
Other assets	19,704	39,757			(16,598	)(j)	74,283
					31,420	(k)

	$1,611,807	$1,445,550	$(774,351)		$852,383		$3,135,389

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$244,912	$325,812	$(1,311	)(c)			$569,413
Accrued liabilities	145,834	65,817	10,000	(g)	$(14,151	)(l)	185,675
					(21,825	)(j)
Current maturities of long-term debt	28,331	30,060			(47,413	)(i)	10,978

Total Current Liabilities	419,077	421,689	8,689		(83,389)		766,066
Long-term debt	599,824	24,848			937	(j)	1,596,052
					970,443	(i)
Deferred income taxes	51,166	64,605	(8,751	)(e)			107,020
Accrued pension benefits	41,984	108,362	23,030	(e)			173,376
Accrued post retirement benefits	48,787						48,787
Other long-term liabilities	30,903	61,453	(32,726	)(f)			59,630

STOCKHOLDERS’ EQUITY/NET INVESTMENT
Common stock	3,134						3,134
Additional paid-in capital	294,105						294,105
Retained earnings	124,108				(16,598	)(j)	88,500
					(937	)(j)
					(39,898	)(j)
					21,825	(j)
Accumulated other comprehensive loss	(972)						(972)
Treasury stock	(309)						(309)
Net investment		764,593	(764,593	)(h)

Total Stockholders’ Equity	420,066	764,593	(764,593)		(35,608)		384,458

	$1,611,807	$1,445,550	$(774,351)		$852,383		$3,135,389

See Notes to Unaudited Pro Forma Combined Balance Sheet.

Notes to Unaudited Pro Forma Combined Balance Sheet

(All dollar amounts, except per share amounts, are in thousands)

The unaudited pro forma combined balance sheet reflects the following pro forma adjustments and the preliminary purchase price allocation for Corus Aluminum as further described below:

a) The historical balance sheet of Corus Aluminum, as presented in the unaudited pro forma balance sheet, reflects the U.S. GAAP adjustments disclosed in the footnotes to Corus Aluminum’s unaudited combined financial statements included elsewhere in this Report. Corus Aluminum’s unaudited combined balance sheet and the U.S. GAAP adjustments were converted to U.S. Dollars using an exchange rate of $1.2121, the exchange rate at March 31, 2006.

b) To record the preliminary allocation of the estimated purchase price paid for the Corus Acquisition as follows:

Estimated cash purchase price	$837,561
Estimated acquisition costs (g)	10,000

Total acquisition consideration	$847,561

Historical value of net assets acquired comprised of the following:
Current assets	$807,986
Property and equipment	571,142
Goodwill	18,180
Other assets	48,242
Current liabilities	(421,689)
Long-term debt	(24,848)
Deferred income taxes	(64,605)
Accrued pension and post-retirement benefits	(108,362)
Other long-term liabilities	(61,453)

Historical value of net assets acquired	764,593

Acquisition consideration in excess of historical net assets	$82,968

The estimated cash purchase price was determined based on €691,000 converted at an exchange rate of $1.2121, the exchange rate at March 31, 2006.

The preliminary purchase price allocation is subject to the finalization of the determination of the fair values of the net assets acquired. Valuations of inventories, property and equipment, intangible assets, in-process research and development, pensions and deferred income taxes are subject to completion and may materially change the preliminary purchase price allocation.

c) To reflect the elimination of outstanding accounts receivables and payables with Corus Aluminum as of March 31, 2006.

d) To reflect the preliminary adjustment to increase the acquired inventories to their estimated fair values and the related deferred income taxes.

e) To reflect the adjustment to increase the liability for pension benefits to the estimated fair value of the pension obligation assumed by us and the related deferred income taxes.

f) To remove the minority interest liability associated with Corus Aluminum’s Canadian operations, 100% of which will be acquired by us.

g) To reflect estimated direct costs of the acquisition.

h) To eliminate Corus Aluminum’s historical net investment.

i) To reflect the financing transactions as follows:

To eliminate the outstanding amounts under the Existing Credit Facility	$(232,600)
To eliminate the outstanding balance of our Existing 9% Notes	(125,000)
To eliminate the outstanding balance of our Existing 10 3/8% Notes	(208,830)
To eliminate the outstanding balance of VAW-IMCO lines of credit	(23,171)
To eliminate the outstanding indebtedness of Corus Aluminum	(44,848)
To record the estimated borrowings under the New Revolving Credit Facility	400,664
To record the borrowings under the New Term Loan Credit Facility	650,000
To record the borrowings under the Notes:
$ Senior Fixed Rate Notes	200,000
€ Senior Fixed Rate Notes	181,815
$ Senior Floating Rate Notes	125,000

Total net cash received from issuance of new debt and pay-off of existing debt	$923,030
Amount recorded as pro forma decrease to current maturities of long-term debt	47,413

Amount recorded as pro forma increase to long-term debt	$970,443

The New Term Loan Credit Facility is expected to include U.S. Dollar borrowings of $407,580 and Euro-based borrowings of €200,000 (approximately $242,420 at an exchange rate of $1.2121 at March 31, 2006). The Notes are expected to include U.S. Dollar borrowings of $325,000 and Euro-based borrowings of €150,000 (approximately $181,815 at an exchange rate of $1.2121 at March 31, 2006). The New Revolving Credit Facility is expected to include U.S. Dollar borrowings of $550,000 and Euro-based borrowings of approximately €82,500 ($100,000 at an exchange rate of $1.2121 at March 31, 2006).

A comparison of long-term debt on a historical basis and on a pro forma basis, reflecting the financing transactions described above, is as follows:

Aleris and Corus Aluminum Historical Debt Outstanding as of March 31, 2006:

Aleris:
Existing Credit Facility	$232,600
Existing 10 3/8% Notes (net of $937 discount)	207,893
Existing 9% Notes	125,000
VAW-IMCO credit facilities	41,086
Morgantown, Kentucky solid waste disposal revenue bonds	19,383
Other	2,193

Total Aleris	628,155

Corus Aluminum	54,908

Total	$683,063

Aleris and Corus Aluminum Combined Pro Forma Debt Outstanding as of March 31, 2006:

New Revolving Credit Facility	$400,664
New Term Loan Credit Facility	650,000
Notes:
$ Senior Fixed Rate Notes	200,000
€ Senior Fixed Rate Notes	181,815
$ Senior Floating Rate Notes	125,000
VAW-IMCO credit facilities	17,915
Morgantown, Kentucky solid waste disposal facilities revenue bonds	19,383
Other (including Corus)	12,253

Total	$1,607,030

j) To reflect the premiums of $38,238 to be paid upon the prepayment of our existing Existing 9% Notes and Existing 10 3/8% Notes, the payment of the Bridge Loan Facility commitment fees of $1,660, the amortization of the remaining $937 discount on the Existing 10 3/8% Notes and the write-off of $16,598 of existing deferred financing costs net of tax benefits of $21,824.

k) To reflect the estimated direct costs associated with the New Credit Facilities and the Notes.

l) To pay accrued interest on outstanding Existing 9% Notes and Existing 10 3/8% Notes.

ALERIS INTERNATIONAL, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2006

(in thousands, except per share data)

	Aleris Historical	Corus Aluminum Historical (a)	Pro Forma Adjustments				Pro Forma Combined (j)
			Corus Acquisition		Financing Transactions
Revenues	$847,533	$524,595	$(2,557	)(b)			$1,369,571
Cost of sales	760,419	418,834	(2,557	)(b)			1,222,418
			45,722	(c)

Gross profit	87,114	105,761	(45,722)				147,153

Selling, general and administrative expense	26,740	39,103					65,843
Restructuring and other charges	—	1,203					1,203
Unrealized losses (gains) on derivative financial instruments	856		(45,722	)(c)			(44,866)

Operating income	59,518	65,455	—				124,973
Interest expense	13,927	3,008			$13,753	(f)	30,688
Other expense (income), net	335	(241)			—		94

Income (loss) from continuing operations before provision for income taxes and minority interests	45,256	62,688	—		(13,753)		94,191
Provision for (benefit from) income taxes	16,846	20,695	946	(d)	(5,288	)(d)	33,199

Income (loss) from continuing operations before minority interests	28,410	41,993	(946)		(8,465)		60,992
Minority interests, net of provision for income taxes	219	(602)	602	(e)	—		219

Income (loss) from continuing operations	$28,191	$42,595	$(1,548)		$(8,465)		$60,773

Earnings (loss) per share:
Basic	$0.92						$1.97
Diluted	$0.89						$1.92
Weighted average shares outstanding:
Basic	30,777						30,777
Diluted	31,631						31,631

See Notes to Unaudited Pro Forma Combined Statements of Operations.

ALERIS INTERNATIONAL, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2005

(in thousands, except per share data)

	Aleris Historical	ALSCO Historical	Tomra & Alumitech Acquisitions Historical	Corus Aluminum Historical (a)	Pro Forma Adjustments				Pro Forma Combined (j)
					Acquisitions		Financing Transactions
Revenues	$2,428,974	$218,958	$85,397	$1,850,668	$(22,446	)(b)			$4,561,551
Cost of sales	2,170,715	195,302	76,086	1,674,639	(22,446	)(b)			4,085,577
					2,112	(g)
					(10,831	)(c)

Gross profit	258,259	23,656	9,311	176,029	8,719				475,974
Selling, general and administrative expense	91,089	9,638	5,985	126,606	(1,645	)(h)			230,816
					1,545	(g)
					(2,402	)(i)
Restructuring and other charges	29,865	—	—	15,188	—				45,053
Unrealized losses (gains) on derivative financial instruments	18,648	—	—	—	10,831	(c)			29,479

Operating income	118,657	14,018	3,326	34,235	390				170,626
Interest expense	41,886	3,872	1,225	8,216	—		$68,308	(f)	123,507
Other (income) expense, net	(27)	5	(27)	(1,120)	—				(1,169)
Equity in net loss of affiliates	1,560	—	—	—	—				1,560

Income from continuing operations before provision for income taxes and minority interests	75,238	10,141	2,128	27,139	390		(68,308)		46,728
Provision for (benefit from) income taxes	424	3,810	58	1,992	10,290	(d)	(28,099	)(d)	(11,525)

Income from continuing operations before minority interests	74,814	6,331	2,070	25,147	(9,900)		(40,209)		58,253
Minority interests, net of provision for income taxes	466	—	—	(3,361)	3,361	(e)	—		466

Income (loss) from continuing operations	$74,348	$6,331	$2,070	$28,508	$(13,261)		$(40,209)		$57,787

Earnings (loss) per share:
Basic	$2.44								$1.90
Diluted	$2.38								$1.85
Weighted average shares outstanding:
Basic	30,448								30,448
Diluted	31,252								31,252

See Notes to Unaudited Pro Forma Combined Statements of Operations.

ALERIS INTERNATIONAL, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE TWELVE MONTHS ENDED MARCH 31, 2006

(in thousands, except per share data)

					Pro Forma Adjustments
	Aleris Historical	ALSCO Historical	Tomra & Alumitech Acquisitions Historical	Corus Aluminum Historical (a)	Acquisitions		Financing Transactions		Pro Forma Combined (j)
Revenues	$2,631,526	$148,901	$56,684	$1,893,738	$(17,887	)(b)			$4,712,962
Cost of sales	2,358,289	133,618	50,252	1,658,120	(17,887	)(b)			4,225,780
					1,414	(g)
					41,974	(c)

Gross profit	273,237	15,283	6,432	235,618	(43,388)				487,182
Selling, general and administrative expense	95,287	6,089	4,395	129,245	(1,177	)(h)			233,019
					1,057	(g)
					(1,877	)(i)
Restructuring and other charges	27,074			16,391					43,465
Unrealized losses (gains) on derivative financial instruments	15,850				(41,974	)(c)			(26,124)

Operating income	135,026	9,194	2,037	89,982	583				236,822
Interest expense	45,481	2,170	865	8,863			$65,585	(f)	122,964
Other (income) expense, net	601	3	(19)	(1,230)					(645)
Equity in net loss of affiliates	1,426								1,426

Income from continuing operations before provision for income taxes and minority interests	87,518	7,021	1,191	82,349	583		(65,585)		113,077
Provision for (benefit from) income taxes	13,442	1,805	(29)	20,982	26,751	(d)	(23,146	)(d)	39,805

Income from continuing operations before minority interests	74,076	5,216	1,220	61,367	(26,168)		(42,439)		73,272
Minority interests, net of provision for income taxes	625			(3,832)	3,832	(e)			625

Income (loss) from continuing operations	$73,451	$5,216	$1,220	$65,199	$(30,000)		$(42,439)		$72,647

Earnings (loss) per share:
Basic	$2.39								$2.37
Diluted	$2.33								$2.31
Weighted average shares outstanding:
Basic	30,673								30,673
Diluted	31,489								31,489

See Notes to Unaudited Pro Forma Combined Statements of Operations.

Notes to Unaudited Pro Forma Combined Statements of Operations

(all dollar amounts, except per share amounts, are in thousands)

The unaudited pro forma combined statements of operations reflect the following pro forma adjustments as further described below:

a) The historical results of operations of Corus Aluminum for the three and twelve months ended March 31, 2006 and the year ended December 31, 2005 as presented in the pro forma combined statements of operations reflect the U.S. GAAP adjustments disclosed in the footnotes to Corus Aluminum’s unaudited and audited combined financial statements included elsewhere in this Report. Corus Aluminum’s unaudited and audited combined statements of operations were converted to U.S. Dollars using exchange rates of $1.2032, $1.3117 and $1.2449, the average exchange rates for the three months ended March 31, 2006 and 2005 and the year ended December 31, 2005, respectively.

b) To eliminate revenues and cost of sales between the acquired entities and us as follows:

	For the three months ended March 31, 2006	For the year ended December 31, 2005	For the twelve months ended March 31, 2006
ALSCO	$—	$(1,909)	$(1,501)
Alumitech	—	(3,582)	(2,266)
Tomra Latasa	—	(1,376)	(705)
Corus Aluminum	(2,557)	(15,579)	(13,415)

Total revenues and cost of sales eliminations	$(2,557)	$(22,446)	$(17,887)

c) To reclassify Corus Aluminum’s unrealized losses (gains) on derivative financial instruments to conform with our presentation.

d) The pro forma income tax expense for each period was determined by computing the pro forma effective tax rates for each period, giving effect to the acquisitions and Financing Transactions. The pro forma income tax adjustments included in the Acquisitions columns represent the adjustment to historical income tax expense necessary to state pro forma income tax expense at these rates. The pro forma adjustments to income tax expense included in the Financing Transactions columns represent the application of the pro forma statutory tax rates to the pro forma adjustments to interest expense.

e) To remove the minority interest loss associated with Corus Aluminum’s Canadian operations, 100% of which will be acquired by us.

f) To reflect the estimated impact of the Financing Transactions as follows:

	For the three months ended March 31, 2006	For the year ended December 31, 2005	For the twelve months ended March 31, 2006
Elimination of historical interest expense:
Existing Credit Facility	$(4,230)	$(4,007)	$(7,299)
Existing 10 3/8% Notes	(5,459)	(21,841)	(21,817)
Existing 9% Notes	(2,813)	(11,250)	(11,250)
VAW-IMCO lines of credit	(263)	(398)	(615)
Aleris deferred financing costs	(944)	(3,744)	(3,757)
ALSCO interest expense	—	(3,872)	(2,170)
Alumitech interest expense	—	(999)	(737)
Tomra interest expense	—	(226)	(128)
Corus Aluminum interest expense	(3,008)	(8,216)	(8,863)

Total historical interest expense	(16,717)	(54,553)	(56,636)

Estimated interest expense on new indebtedness:
New Term Loan Credit Facility	11,596	46,865	46,551
New Revolving Credit Facility	6,927	27,707	27,707
Notes:
$125 million Senior Fixed Rate Notes	2,796	11,186	11,186
€150 million Senior Fixed Rate Notes	3,610	14,939	14,613
$200 million Senior Floating Rate Notes	4,375	17,500	17,500
Deferred financing costs	1,166	4,664	4,664

Total pro forma interest expense	30,470	122,861	122,221

Incremental interest expense	$13,753	$68,308	$65,585

The incremental interest expense calculations are based on an assumed weighted average interest rate of 7.8%. Each 0.125% variance in assumed interest rates would amount to a change in pro forma cash interest expense of $1.9 million for the twelve months ended March 31, 2006 based on our pro forma debt level. The pro forma debt level consists of the New Revolving Credit Facility ($386,494), the New Term Loan Credit Facility ($650,000) and the Notes offered hereby ($506,815).

g) To record the incremental depreciation and amortization expense on the write-up of property and equipment and intangible assets based upon preliminary appraised values and useful lives as follows:

	For the year ended December 31, 2005		For the twelve months ended March 31, 2006
	Depreciation	Amortization	Depreciation	Amortization
ALSCO	$2,324	$1,227	$1,549	$818
Tomra Latasa	(212)	318	(135)	239

Total incremental depreciation and amortization expense	$2,112	$1,545	$1,414	$1,057

Preliminary valuations of acquired property and equipment and intangible assets of Alumitech and Corus Aluminum are not yet available. As a result, no adjustment to the historical depreciation and amortization of Alumitech and Corus Aluminum has been included in the pro forma statements of operations.

h) To eliminate non-recurring parent company expenses associated with the acquired businesses, primarily management fees paid by ALSCO to their former owner as these fees will not be incurred by Aleris.

i) To record cost savings related to employees of ALSCO expected to be terminated as a result of our plans to integrate the acquired businesses. The associated severance and other benefits have been accounted for pursuant to EITF 95-3 “Recognition of Liabilities Assumed in a Business Combination.”

j) We expect to incur additional charges associated with the Corus Acquisition and the Financing Transactions. These costs, which are not included in the amounts shown above, are anticipated to be incurred during the third quarter of 2006 and total approximately $76,434, $47,749 net of income tax benefits. The majority of these costs include approximately $19,000 related to the cost of sales impact of the write-up of acquired inventories to fair value, $38,238 of premiums related to the prepayment of our Existing 10 3/8% Notes and Existing 9% Notes and payment of bridge loan commitment fees, and $17,536 of unamortized deferred financing and debt discount costs associated with the Existing 9% Notes, the Existing 10 3/8% Notes and the Existing Credit Facility.

Historical Corus Aluminum

Review of the Years Ended December 31, 2004 and 2005, the twelve month period ended March 31, 2006 and the three months ended March 31, 2005 and 2006

The following table sets forth summary historical financial and operating data of Corus Aluminum on a combined basis for the years ended December 31, 2004 and 2005, for the twelve month period ended March 31, 2006 and the three months ended March 31, 2005 and 2006. The summary financial data is presented in conformity with U. S. GAAP. The following discussion of the results of operations of Corus Aluminum is based on Corus Aluminum’s combined audited and unaudited financial statements, which have been furnished in Aleris’s Form 8-K dated June 30, 2006. These audited and unaudited financial statements were prepared in accordance with IFRS as adopted by the European Union, which differs in certain material respects from U.S. GAAP. The following summary financial data was derived from the combined statements, including the reconciliation of IFRS to U.S. GAAP included in Note 11 to Corus Aluminum’s unaudited combined financial statements (in millions of Euros, except percentages and pounds shipped):

(€ and pounds in millions)

Historical financial and operating performance
	Year ended December 31,		The three months ended March 31,		The twelve months ended March 31, 2006
	2004	2005	2005	2006
Financial and operating data:
Pounds shipped	1,205	1,168	295	305	1,179

Total Revenues:	€1,462	€1,487	€367	€436	€1,556
% growth	NA	1.7%	NA	18.8%	NA

Net income	€54	€23	€5	€35	€55

Adjusted EBITDA (a)	€111	€101	€26	€31	€106

Total Operating Costs	(1,395)	(1,433)	(355)	(411)	(1,489)

Operating Profit	67	54	12	25	67

(a)	Adjusted items include gains and losses on derivative financial instruments and restructuring charges.

Review of the Three Months Ended March 31, 2005 and 2006 of Corus Aluminum

Turnover. Turnover increased by €69 million or 19% in the three months ended March 31, 2006 compared to the three months ended March 31, 2005 due to a €51 million or 17% increase in rolled products revenues and a €18 million or 24% increase in extruded products revenues. The increase in rolled products revenues was due primarily to a 15% increase in average selling prices per ton, the result of rising LME aluminum prices and improved product mix, as well as a 2% increase in volumes driven by improved demand from the aerospace end use market. The 24% increase in extrusions turnover resulted equally from a 10% increase in volumes and a 13% increase in average selling prices per ton.

Cost of goods sold. Cost of cost sold increased by €51 million or 16% in the three months ended March 31, 2006 as compared to the three months ended March 31, 2005. As a percentage of turnover, cost of sales decreased from 89.8% to 87.5% due primarily to unrealized gains on derivative financial instruments of €8.0 million recorded in the three months ended March 31, 2006 compared to unrealized losses of €0.4 million recorded in the three months ended March 31, 2005.

Selling, general and administrative expense (SG&A). SG&A increased by €5 million in the three months ended March 31, 2006, but was relatively unchanged as a percentage of turnover, decreasing by 0.2%.

Operating profit. Operating profit more than doubled in the three months ended March 31, 2006 compared to the three months ended March 31, 2005, due primarily to the unrealized gains on derivative financial instruments recorded in 2006 as well as higher sales volume.

Taxation. The effective tax rate was 40% in the three months ended March 31, 2005 and 35% in the three months ended March 31, 2006.

U.S. GAAP Adjustments. The reported profit after taxation under IFRS for the three months ended March 31, 2006 was €20 million lower than the profit after taxation under U.S. GAAP. The differences related primarily to the accounting for certain derivative financial instruments. Under IFRS, changes in the fair value of these derivative instruments were recorded within net investment in the combined balance sheet. However, under U.S. GAAP, the changes in fair value of these derivatives have be recorded within the combined income statement. See Note 11 to Corus Aluminum’s unaudited combined financial statements.

Review of the Years Ended December 31, 2004 and 2005 of Corus Aluminum

Turnover. Turnover increased by €25 million or 2% for the year ended December 31, 2005 compared to 2004 due to a €42 million or 4% increase in rolled products revenues which more than offset a €17 million or 5% reduction in revenues from the extruded products segment. The increase in rolled products revenues was due primarily to a 3% increase in selling prices per ton, the result of rising LME aluminum prices in 2005 and an increase in aerospace plate and sheet sales volumes. Overall, volumes in 2005, which were consistent with the volumes in 2004, and turnover were negatively impacted by an extended and unexpected hot mill outage at the Koblenz, Germany facility as well as a casthouse fire and transformer outage in Duffel, Belgium. The 5% decrease in extrusions turnover resulted from a 2% decrease in volumes, primarily in the transportation end-use market as well as a 3% decrease in average selling prices per ton.

Cost of goods sold. Cost of goods sold increased by €29 million or 2% in the year ended December 31, 2005 as compared to 2004. As a percentage of turnover, cost of sales increased from 88.0% to 88.6% as raw material costs increased 4.4% in 2005 due to the increasing price of primary aluminum. The outages at the Koblenz and Duffel rolled products facilities increased cost of goods sold by an estimated €6 million. Further impacting the 2005 costs were increased fuel and electricity costs which increased approximately €6 million in 2005 over 2004. As discussed below, Corus Aluminum adopted International Accounting Standard (“IAS”) No. 32, “Financial Instruments: Presentation and Disclosure” and IAS No. 39, “Financial Instruments: Recognition and Measurement” on January 1, 2005. During 2005, cost of sales was reduced by approximately €16 million for unrealized gains on derivative financial instruments.

Selling, general and administrative expense (SG&A). SG&A decreased by €4 million, from 7.3% of turnover to 6.9%, in the year ended December 31, 2005 as compared to 2004.

Restructuring and impairment costs. In 2005, the extrusions segment recorded €14 million of restructuring and impairment costs related to the announced restructuring of the Bonn, Germany extrusions facility. The costs consisted of severance and other employee benefit costs totaling €7 million related to the termination of 116 employees as well as a €7 million impairment charge related to certain long-lived assets at the facility. The affected employees are expected to leave their positions by December 31, 2006. The extent of the impairment charge was based upon the excess of the net carrying cost of the subject assets over their estimated fair value.

Operating profit. Operating profit decreased €13 million in 2005 as compared to 2004, due primarily to the restructuring and impairment costs incurred by the extrusions segment in 2005.

Taxation. The effective tax rate increased from 18% in 2004 to 30% in 2005 primarily due to the 2004 tax expense including a benefit of €14 million related to the utilization of net operating losses. See Notes 6 and 23 to Corus Aluminum’s audited combined financial statements.

Newly Adopted Accounting Standards. Corus Aluminum adopted IAS Nos. 32 and 39 on January 1, 2005. These standards require that all derivative financial instruments be measured at fair value. Upon adoption, the net fair value of Corus Aluminum’s derivative financial instruments totaled €75 million and was recorded within Net Investment in the combined balance sheet. Subsequent to January 1, 2005, changes in the fair value of certain derivative financial instruments that are deemed to be ineffective were recorded within cost of sales in the combined income statement while change in derivative financial instruments deemed to be effective were recorded within Net Investment in the combined balance sheet. During 2005, approximately €16 million and €25 million of unrealized gains were recorded within cost of sales and net investment, respectively.

U.S. GAAP Adjustments. The reported profit after taxation under IFRS for the year ended December 31, 2005 differed from that under U.S. GAAP by approximately €13 million. The differences relate primarily to the accounting for certain derivative financial instruments. Under IFRS, the changes in fair value of these derivative instruments were recorded within Net Investment in the combined balance sheet. However, under U.S. GAAP, the changes in fair value of these derivatives have been recorded within the combined income statement. This difference, net of related tax effects, resulted in a decrease in reported profits of approximately €10 million.

Reconciliation of Aleris’s Actual and Pro Forma Net Income (Loss) to

Earnings Before Interest, Taxes, Depreciation and

Amortization (EBITDA) and Adjusted EBITDA

(U.S. Dollars in millions)

	For the Years Ended December 31,			For the Twelve Months Ended March 31, 2006
	Pro Forma 2004 (a)	Actual 2005	Pro Forma 2005(b)
				Pro Forma(c)	Pro Forma(b)
Net (loss) income	$(22.7)	$74.3	$57.8	$57.9	$72.6
Interest expense (net)	43.8	40.2	120.6	50.0	120.1
Income taxes	7.5	0.4	(11.5)	34.6	39.8
Minority interests	0.2	0.5	0.5	0.6	0.6
Depreciation and amortization	55.6	55.0	127.3	62.6	127.1

EBITDA	$84.4	$170.4	$294.7	$205.7	$360.2
Unrealized (gains) losses on derivative financial instruments	(5.0)	18.6	29.5	15.9	(26.1)
Restructuring, merger related and executive separation charges	45.3	29.9	45.1	27.1	43.5
Non-cash cost of sales impact of recording acquired assets at fair value	6.5	11.9	11.9	7.4	7.4
Expected cost savings associated with the closure of the Carson, California rolling mill	—	—	14.2	12.7	12.7

Adjusted EBITDA	$131.2	$230.8	$395.4	$268.8	$397.7

(a)	Pro forma for Commonwealth/IMCO transaction.
(b)	Pro forma for the Financing Transactions, the 2005 Acquisitions (excluding the acquisition of certain assets of Ormet) and the Corus Acquisition.
(c)	Pro forma for a full year impact of the 2005 Acquisitions, only includes Ormet since the date of acquisition. Excludes pro forma impact of Corus Acquisition.

Reconciliation of Corus Aluminum’s Net Income to

EBITDA and Adjusted EBITDA

(Euros in millions)

	For the Years Ended December 31,		For the Twelve Months Ended March 31, 2006
	2004	2005
Net income	€54	€23	€55
Interest expense (net)	3	6	6
Income taxes	29	2	18
Minority interest	(1)	(3)	(4)
Depreciation and amortization	46	52	53

EBITDA	€131	€80	€128
Unrealized (gains) losses on derivative financial instruments	(21)	9	(35)
Restructuring charges	1	12	13

Adjusted EBITDA	€111	€101	€106